Exhibit (d)(3)

January 3 2013

BioClinica, Inc.

826 Newtown Yardley Road

Newtown, PA 18940

Re: Non-Disclosure Agreement

Gentlemen:

Reference is made to the non-disclosure agreement, dated October 15, 2012 (the “JLL NDA”), between JLL Partners Inc. (“JLL”) and BioClinica, Inc. (“BioClinica”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the JLL NDA.

The parties agree that Ampersand Capital Partners and its advisors and partners including syndicate partners (collectively “Ampersand”) (but not its portfolio companies, including, but not limited to, CoreLab Partners, Inc. (“CoreLabs”)) shall each be deemed to be a “Representative” for purposes of the JLL NDA; provided, that, JLL may only provide redacted Review Material to Ampersand subject to the prior review and approval by BioClinica; and provided, further, the BioClinica acknowledges that the receipt of Review Material by Ampersand from JLL shall not be a breach of that certain non-disclosure agreement between CoreLabs and BioClinica dated November 9, 2012 (the “CoreLabs NDA”), so long as such Review Material is not shared with CoreLabs. Except as expressly amended as set forth in the preceding sentence, each of the JLL NDA and CoreLabs NDA is not otherwise amended, modified or affected by this letter agreement and shall remain in full force and effect in accordance with its terms, and the JLL NDA and CoreLabs NDA, and the obligations of the parties thereunder, are hereby ratified and confirmed in all respects.

The individuals signing this letter agreement each represents that he or she is authorized to execute and deliver this agreement on behalf of the entity where his or her name appears above the signature. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Kindly sign, date and return a copy of this letter to acknowledge your agreement to the terms set forth above.

Very truly yours,

JLL Partners Inc.

By:	/s/ Dan Agroskin
Name:	Dan Agroskin
Title:	Managing Director

Ampersand Capital Partners

By:	/s/ Suzanne E. MacCormack
Name:	Suzanne E. MacCormack
Title:	Partner

Acknowledged and agreed this 3rd day of January 2013.

BioClinica, Inc.

By:	/s/ David E. Nowicki, DMD
Name:	David E. Nowicki, DMD
Title:	Chairman